Exhibit 99.2

PRESENTATION OF FINANCIAL AND OPERATING INFORMATION

The body of generally accepted accounting principles in the United States is commonly referred to as “GAAP.” A non-GAAP financial measure is generally defined by the Commission as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. We disclose non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA less capital expenditures. We provide a reconciliation of Adjusted EBITDA to net earnings. We also present certain ratios that are derived using Adjusted EBITDA, including a leverage ratio and interest coverage ratio. The non-GAAP financial measures described herein are not a substitute for the GAAP measures of earnings or liquidity. We believe that the non-GAAP financial measures presented herein reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe that these non-GAAP financial measures are widely used by investors and are useful indicators to measure our performance. You should also be aware that our use of certain of these non-GAAP financial measures might not be permitted in a filing with the Commission and our calculation of such measures may differ from other companies and therefore not be comparable.

	Twelve Months Ended June 30	Six Months Ended June 30		Year Ended December 31
	2015	2015	2014	2014	2013	2012
	$ in millions (except per share amounts)
Non-GAAP Financial Measures:
Adjusted EBITDA (1)	1,022	574	449	897	738	542
Adjusted EBITDA less capital expenditures (2)	859	525	398	732	599	380
Leverage ratio (3)	1.64x	2.93x	3.93x	1.90x	2.41x	3.38x
Net leverage ratio (4)	0.70x	1.25x	2.61x	0.79x	1.00x	1.43x

(1)	Adjusted EBITDA represents our earnings before interest, taxes, depreciation, amortization and goodwill impairment charges recorded in our Other segment primarily as a result of recent deterioration of market fundamentals in the oil and gas industry. Adjusted EBITDA is not a recognized measure under GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA in addition to, and not as an alternative for, net income, operating income, or any other performance measure presented in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. It is a metric that is sometimes used to compare the results of companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. We believe that Adjusted EBITDA reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our business. We believe that Adjusted EBITDA is widely used by investors and is a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For additional information regarding our use of Adjusted EBITDA, see “Presentation of Financial and Operating Information” above.

We provide below a reconciliation of Adjusted EBITDA to net earnings, its relevant GAAP equivalent.

	Twelve Months Ended June 30	Six Months Ended June 30		Year Ended December 31
	2015	2015	2014	2014	2013	2012
	$ in millions
Net earnings	$391	$243	$190	$338	$261	$146
Depreciation and amortization (5)	175	90	109	194	226	184
Interest expense	141	48	56	149	118	117
Federal income taxes	209	134	94	169	133	95
Goodwill impairment charge	106	59	—	47	—	—

Adjusted EBITDA	$1,022	$574	$449	$897	$738	$542

(2)	See note (1) regarding our use of Adjusted EBITDA. Adjusted EBITDA less capital expenditures is not a recognized measure under GAAP. Adjusted EBITDA less capital expenditures has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. We believe Adjusted EBITDA less capital expenditures is an important measure for our investors because it provides them with insight into our current performance and period-to-period performance and our ability to generate cash from continuing operations. Because not all companies use identical calculations, our presentation of Adjusted EBITDA less capital expenditures may not be comparable to similarly titled measures of other companies. For additional information regarding our use of Adjusted EBITDA less capital expenditures, see “Presentation of Financial and Operating Information” above.
(3)	Leverage Ratio represents the ratio of total debt to Adjusted EBITDA.
(4)	Net Leverage Ratio represents the ratio of total debt less cash to Adjusted EBITDA.
(5)	Depreciation and amortization excludes amortization of deferred financing fees.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization at June 30, 2015 on an actual basis, at June 30, 2015 on an adjusted basis, which gives effect to our credit facility refinancing with our Restated Credit Facility, and at June 30, 2015 on a further adjusted basis, which gives effect to the Transactions, assuming all 7.125% Senior Notes due 2021 are purchased in the Tender Offer on the Early Settlement Date. The capitalization table below should be read together with the financial data set forth in our consolidated financial statements, the notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015.

	June 30, 2015 Actual	June 30, 2015 As Adjusted		June 30, 2015 As Further Adjusted to Give Effect to the Transactions
	$ in millions
Cash and cash equivalents	$960	$578	(1)	$525	(2)

Debt including current and long-term:
5.000% Senior Notes due 2021	600	600		600
7.125% Senior Notes due 2021	600	600		—
Notes offered hereby	—	—		600
Term loan	374	—	(1)	—
Revolving credit facility (3)	—	—		—
Other debt (4)	105	105		105

Total debt	1,679	1,305		1,305

Stockholders’ Equity:
Common stock	1	1		1
Additional paid-in capital	1,942	1,942		1,942
Retained Earnings	729	727	(5)	695	(6)
Treasury stock	(351)	(351)		(351)
Accumulated other comprehensive loss	(836)	(836)		(836)

Total stockholders’ equity	1,485	1,483	(5)	1,451	(6)

Total capitalization	$3,164	$2,788		$2,756

(1)	Gives effect to cash payments totaling $382 million, comprised of $29 million principal payment on our then-outstanding term loan and $353 million in expenditures, subsequent to June 30, 2015, to repay all amounts outstanding under our then-existing credit facility and to pay fees and expenses in connection with our entry into our Restated Credit Facility.
(2)	Gives effect to payment of the total amount of funds required to purchase all of the outstanding 2021 Notes pursuant to the tender offer, to make consent payments with respect to all of the outstanding 2021 Notes pursuant to the consent solicitation and to pay all related fees and expenses, including accrued and unpaid interest, assuming all outstanding 2021 Notes are validly tendered prior to the Consent Payment Date and the Early Settlement Date is November 17, 2015.
(3)	On July 13, 2015, we entered into our Restated Credit Facility, which includes a $1.250 billion secured revolving credit facility, with a $500 million letter of credit subfacility. Our Restated Credit Facility, which is currently unutilized except for $30 million of issued but undrawn letters of credit under the $500 million letter of credit subfacility, also permits us to solicit lenders to provide incremental revolving loan commitments, up to two new tranches of revolving credit facilities and/or new tranches of term loans in an aggregate amount not to exceed the greater of $1.0 billion and such other amount that does not cause, on a pro forma basis, our net leverage ratio to exceed 2.00 to 1.00, subject to certain restrictions set forth therein.
(4)	Our other debt consists of our Mississippi IRBs and our Go Zone IRBs.
(5)	Reflects write-off of financing fees in connection with the closing of the Restated Credit Facility.
(6)	Reflects write-off of financing fees in connection with the closing of the tender offer and consent solicitation.

RISK FACTORS

Risks Relating to the Notes

Our debt exposes us to certain risks.

As of June 30, 2015, after giving effect to the Transactions as well as our refinancing of our then-existing credit facility with our Restated Credit Facility, we and the subsidiary guarantors would have had $1.305 billion of total debt outstanding, consisting of our 5% Notes, the notes offered hereby and our outstanding Mississippi IRBs and GoZone IRBs. Our $1.250 billion Restated Credit Facility, which is currently unutilized except for $30 million of issued but undrawn letters of credit under the $500 million letter of credit subfacility, also permits us to solicit lenders to provide incremental revolving loan commitments, up to two new tranches of revolving credit facilities and/or new tranches of term loans in an aggregate amount not to exceed the greater of $1.0 billion and such other amount that does not cause, on a pro forma basis, our net leverage ratio to exceed 2.00 to 1.00, subject to certain restrictions set forth therein. As of June 30, 2015 (as presented on the same basis as above), our non-guarantor subsidiaries had no material assets or liabilities.

Our Restated Credit Facility contains restrictions on our and our subsidiaries’ ability to incur additional debt. These restrictions are subject to a number of qualifications and exceptions, and we could incur substantial amounts of debt in compliance with such restrictions. The indenture governing the notes, like the indenture governing our 5% Notes, will not limit the incurrence of debt by us or our subsidiaries, including additional secured debt (subject to the specified limitations on the incurrence of certain liens securing such debt).

The amount of our existing debt, combined with our ability to incur significant amounts of debt in the future, could have important consequences, including: making it more difficult for us to satisfy our obligations with respect to the notes; increasing our vulnerability to adverse economic or industry conditions; requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes; increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate; exposing us to the risk of increased interest rates as borrowings under our Restated Credit Facility are subject to variable rates of interest; placing us at a competitive disadvantage compared to our competitors that have less debt; and limiting our ability to borrow additional funds. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, including repayment of the notes, in whole or in part.

We may not be able to generate sufficient cash from operations to service our debt.

Our ability to make payments on, and to refinance, our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future and our ability to borrow under our Restated Credit Facility to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations to which we are subject under our debt. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our Restated Credit Facility or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. If we cannot service our debt, we may have to take actions such as selling assets, selling equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

We are subject to restrictive covenants in our Restated Credit Facility.

Our Restated Credit Facility limits, and any future indebtedness that we incur may further limit, our ability, among other things, to:

•	incur additional debt;

•	incur liens;

•	enter into sale and leaseback transactions;

•	purchase or acquire investments, loans and advances;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	make restricted payments or enter into restrictive agreements;

•	engage in any business other than the permitted business;

•	amend any permitted subordinated debt;

•	prepay, redeem or repurchase certain of our debt; or

•	enter into certain transactions with our affiliates.

Our Restated Credit Facility also requires that we not exceed a maximum net leverage ratio.

In addition, the indenture governing the 5% Notes limits our ability and the ability of certain of our subsidiaries to create liens or enter into certain sale and leaseback transactions and to effect a consolidation or merger.

These restrictions may restrict our financial flexibility, limit strategic initiatives, restrict our ability to grow or limit our ability to respond to competitive changes. As a result of these restrictions, we will be limited in the manner in which we can conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully execute our strategy and operate our business.

The indenture governing the notes and the indenture governing our 5% Notes contain only limited covenants.

The indenture governing the notes, like the indenture governing our 5% Notes, will contain limited covenants, including those restricting our ability and our subsidiaries’ ability to create certain liens and enter into certain sale and leaseback transactions. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens securing a significant amount of debt. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders and will not have protection against many actions that could diminish the value of the notes.

If we default on our obligations to pay our other debt, we may not be able to make payments on the notes.

Any default under the agreements governing our debt, including a default under our Restated Credit Facility, that is not waived by the required lenders or holders of such debt, and the remedies sought by the holders of such debt could prevent us from paying principal and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal and interest on our debt, or if we otherwise fail to comply with the various covenants in the agreements governing our debt, including the covenants contained in our Restated Credit Facility, we would be in default under the terms of the agreements governing such debt. In the event of such a default under our Restated Credit Facility, including a failure to satisfy the net leverage ratio requirements:

•	the lenders under our Restated Credit Facility could elect to terminate their commitments thereunder, declare all the outstanding loans thereunder to be due and payable and, if not promptly paid, exercise remedies against their collateral, which includes substantially all of our assets; and

•	such default could cause a cross-default or cross-acceleration under our other debt.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

The notes will not be secured by any of our assets. However, our Restated Credit Facility is secured and, therefore, our lenders thereunder and any holder of future secured debt we may incur will have a prior claim on our assets.

The notes will not be secured by any of our assets and, therefore, are effectively subordinated to all our secured obligations and the secured obligations of the subsidiary guarantors to the extent of the value of the assets securing such obligations. Our obligations and those of our guarantor subsidiaries under our Restated Credit Facility are secured by substantially all our assets. If we become insolvent or are liquidated, or if the loans under our Restated Credit Facility are accelerated, the lenders under our secured debt will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, those lenders would have a prior claim on such assets. In that event, because the notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy note holders’ claims in full. In addition, claims of the U.S. Navy for ships we are building for it may be prior to your claims under the notes in the event of an insolvency event.

On July 13, 2015, we entered into our Restated Credit Facility, which includes a $1.250 billion secured revolving credit facility. Except for $30 million of issued and undrawn letters of credit, the revolving credit facility is unutilized. In addition, our Restated Credit Facility permits us to solicit lenders to provide incremental revolving loan commitments, up to two new tranches of revolving credit facilities and/or new tranches of term loans in an aggregate amount not to exceed the greater of $1.0 billion and such other amount that does not cause, on a pro forma basis, our net leverage ratio to exceed 2.00 to 1.00, subject to certain restrictions set forth therein. In addition, the terms of the notes will allow us and our guarantor subsidiaries to secure significant amounts of additional debt with our assets, all of which would be effectively senior to the notes to the extent of the value of the assets securing such obligations.

Your rights as a note holder will be effectively subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

Any liabilities of subsidiaries that do not guarantee the notes, including any claims of trade creditors, debtholders, and preferred stockholders, if any, will be effectively senior to your claim as a holder of the notes and related guarantees. Subject to limitations in our Restated Credit Facility, the indenture governing the 5% Notes, and the indenture governing the notes, such non-guarantor subsidiaries may incur additional debt (and may incur other liabilities with limitation). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, their creditors will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us as the holder of the equity of these subsidiaries. As of June 30, 2015, our non-guarantor subsidiaries had no material assets or liabilities.

Our ability to meet our obligations under our debt depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us.

We conduct all of our operations through our subsidiaries. Consequently, our ability to service our debt is dependent, in part, upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether by dividends, loans, advances or other payments. The ability of our subsidiaries to pay dividends and make other payments to us depends on their earnings, capital requirements and general financial conditions and is restricted by, among other things, applicable corporate and other laws and regulations, as well as future agreements to which our subsidiaries may be a party.

The notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a change of control.

Under the indenture, upon the occurrence of a defined change of control, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of repurchase. However, we may not have sufficient funds at the time of a change of control to make the required repurchase of the notes. Our failure to make or complete a change of control offer would place us in default under the indenture governing the notes. In addition, a change of control repurchase with respect to the notes would constitute an event of default under our Restated Credit Facility, which would limit our ability to make a change of control payment for the notes. As a result, in order to make any required change of control offer to purchase the notes, we would need to repay any debt then outstanding under our Restated Credit Facility or obtain the requisite consents from the lenders thereunder. However, there can be no assurance that we would be able to repay such debt or obtain such consents at such time.

Insolvency and fraudulent transfer laws and other limitations may preclude the recovery of payments under the notes and the guarantees.

Federal bankruptcy and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the guarantees. Although laws differ among jurisdictions, in general, under applicable fraudulent transfer or conveyance laws, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees, and, in the case of (2) only, one of the following is also true:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•	we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court could find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor may not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. In addition, because the debt was incurred for our benefit, and only indirectly for the benefit of the guarantors, a court could conclude that the guarantors did not receive fair value.

Different jurisdictions evaluate insolvency on various criteria. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the notes and the incurrence of the guarantees would not be held to constitute fraudulent transfers or conveyances on other grounds.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.

Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer or conveyance laws, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities, including the notes.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the credit rating agencies can include maintaining, upgrading, or downgrading the current credit rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading by credit rating agencies, particularly those registered with the Commission as nationally recognized statistical rating organizations, would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the notes offered hereby.

Transfers of the notes will be restricted.

We are offering the notes in reliance upon exemptions from registration under the Securities Act and applicable state securities laws, and we will not be required to register the notes under the Securities Act. As a result, you may not transfer or resell the notes except in a transaction registered in accordance with, or exempt from, these registration requirements.

There is no established trading market for the notes.

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or at a favorable price. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.